Exhibit 10.45

AMENDMENT TO EMPLOYMENT AGREEMENT

Reference is made to the 1997 employment agreement by and between CVS Corporation, a Delaware corporation (together with its successors and assigns, the “Company”) and Douglas A. Sgarro (the “Executive”) (such binding employment agreement, as previously amended, being herein referred to as the “Employment Agreement”).  Pursuant to Section 22 of the Employment Agreement, the Company and the Executive hereby amend the Employment Agreement as follows, effective immediately.

1.                                       Section 3 is hereby amended to read in its entirety as it did before that certain “Amendment to Employment Agreement for Douglas A. Sgarro” dated effective as of January 1, 1999, which had made certain changes to the Executive’s duties and responsibilities.

2.                                       Section 4 is amended by changing “Compensation Committee” to “Management Planning and Development Committee”.

3.                                       Section 7(b) is amended to read as follows:

“(b)         Deferral of Compensation.  The Executive may elect to defer receipt, pursuant to written deferral arrangements (the “Deferral Election Forms”) under and subject to the terms of the CVS Corporation Deferred Compensation Plan, the CVS Corporation Deferred Stock Compensation Plan or any successor or replacement plan or plans, of all or a specified portion of (i) his annual Base Salary and annual incentive compensation under Section 4 and Section 5 and (ii) long term incentive compensation under Section 6; provided, however, that such deferrals shall not reduce Executive’s total cash compensation in any calendar year below the sum of (A) the FICA maximum taxable wage base plus (B) the amount needed, on an after-tax basis, to enable Executive to pay the 1.45% Medicare tax imposed on his wages in excess of such FICA maximum taxable wage base.

In accordance with such Deferral Election Forms, the Company shall credit to a bookkeeping account (the “Deferred Compensation Account”) maintained for Executive on the respective payment date or dates, amounts equal to the compensation subject to deferral, such credits to be denominated in cash if the compensation would have been paid in cash but for the deferral or in shares if the compensation would have been paid in shares but for the deferral.

Except as otherwise provided under Section 10, in the event of Executive’s termination of employment with the Company or as otherwise determined by the Committee in the event of an unforeseeable emergency on the part of Executive, upon such date(s) or event(s) set forth in the Deferral Election Forms (including forms filed after deferral but before settlement in which Executive may elect to further defer settlement), the Company shall promptly pay to Executive cash equal to the value of the assets then credited to Executive’s deferral accounts, less applicable withholding taxes and such distribution shall be deemed to fully settle such accounts.  The Company and Executive agree that compensation deferred pursuant to this Section 7(b) shall be fully vested and nonforfeitable; however, Executive acknowledges that his rights to the deferred compensation provided for in this Section 7(b) shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of Executive, or be assignable or transferable by Executive, otherwise than by will or the laws of descent and distribution, provided that Executive may designate one or more beneficiaries to receive any payment of such amounts in the event of his death.”

4.                                       Section 8(b) is amended by changing the first sentence to read as follows:

“The Executive shall be entitled to a pro rata annual incentive award for the year in which the Commencement Date occurs based on the most recently established target annual incentive bonus amount, payable in a lump sum not later than 15 days after the Commencement Date.”

5.                                       Section 10(a) is amended by changing subparagraph (ii) to read as follows:

“(ii)         pro rata annual incentive award for the year in which Executive’s death occurs based on the most recently established target annual incentive   bonus amount for Executive, which shall be payable in a cash lump sum promptly (but in no event later than 15 days or by such later date as is required to comply with Section 22) after his death;”

6.                                       Section 10(c) is amended by changing subparagraph (iii) to read as follows:

“(iii)        pro rata annual incentive award for the year in which Executive’s termination occurs based on the most recently established target annual incentive bonus amount for Executive, payable in a cash lump sum promptly (but in no event later than 15 days or by such later date as is required to comply with Section 22) following termination;”

7.                                       Section 10(c) is further amended by changing subparagraph (iv) to read as follows:

“(iv)        an amount equal to the most recently established target annual incentive bonus amount for Executive multiplied by two, payable in equal monthly payments over the Severance Period;”

8.                                       Section 10(d) is amended by adding the following text at the end of the first sentence:

“, and further provided that if the Company makes such an election, the Company’s obligation to pay the Executive his monthly Base Salary and the Executive’s obligation not to engage in competition with the Company or any Subsidiary shall terminate upon the occurrence of a Change in Control.”

9.                                       Section 10(e) is amended by changing subparagraph (iii) to read as follows:

“(iii)        pro rata annual incentive award for the year in which Executive’s termination occurs based on the most recently established target annual incentive bonus amount for Executive, payable in a cash lump sum promptly (but in no event later than 15 days or by such later date as is required to comply with Section 22) following the Executive’s termination of employment;”

10.                                 Section 10(e) is further amended by changing subparagraph (iv) to read as follows:

“(iv)        an amount equal to the target annual incentive award based on the most recently established target annual incentive award for Executive multiplied by three, payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive’s termination of employment;”

11.                                 Section 10(f) is amended by changing subparagraph (v) to read as follows:

“(v)         continued vesting of all outstanding stock options and the right to exercise such stock options (including, for the avoidance of doubt, after the Executive’s death by any person to whom the award passes by will or the laws of descent and distribution following the Executive’s death) for a period of one year following the later of the date the options are fully vested or the Executive’s termination of employment or for the remainder of the exercise period, if less (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);  provided, however, that options granted pursuant to the Company’s 1987 Stock Option Plan shall in no event be exercisable after three years following termination of employment;”

12.                                 Section 10 is further clarified by adding a new Section 10(k) as follows:

“(k)         For the avoidance of doubt, the provisions of this Agreement, insofar as they pertain to any stock option awarded to Executive, apply and shall be deemed to govern notwithstanding any contrary term in any agreement awarding such stock option to Executive.”

13.                                 Section 12(a) is amended by deleting the sentence that begins “A “Competitor” shall mean . . .” and replacing it with the following:

“A “Competitor” shall mean any corporation or other entity (and its parents, subsidiaries and affiliates) doing business in a geographical area in which the Company is doing or has imminent plans to do business, and which is engaged in the operation of (a) a retail business which includes or has imminent plans to include a pharmacy (i.e., the sale of prescription drugs) as an offering or component of its business, including, without limitation, chain drug store companies such as Walgreen Co. or Rite Aid Corporation, mass merchants such as Wal-Mart Stores, Inc. or Target Corp., and food/drug combinations such as The Kroger Co. or Supervalu Inc.; and/or (b) a business which includes or has imminent plans to include mail order prescription, specialty pharmacy and/or pharmacy benefits management as an offering or component of its business; and/or (c) a business which includes or has imminent plans to include offering, marketing or the sale of basic acute health care services at retail or other business locations, similar to the services provided by MinuteClinic, Inc.  (and excluding hospitals, private physicians’ offices, or other businesses dedicated to the direct provision of health care services); and/or (d) any other business in which the Company is or has imminent plans to be engaged (whether directly or indirectly, including through any joint venture) at the time of Executive’s termination.

14.                                 Section 12(a) is further amended by adding the following sentence to the end of Section 12(a):

The parties agree that the purpose of this provision is to protect the Company’s confidential information, trade secrets and/or business relationships, and that it shall only be enforceable for such purpose.

15.                                 Section 13 is amended by changing the first sentence to read as follows:

“During the period beginning with the Effective Date and ending at the end of the Restriction Period, as defined in Section 12(b), the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment, nor shall the Executive solicit or encourage any of the Company’s or any Subsidiary’s non-retail customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with the Company or any Subsidiary, to terminate or diminish their relationship with the Company or any Subsidiary or to violate any agreement with any of them.”

16.                                 Section 22 is amended by adding to the end the following:

“The Executive and Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986, as amended, and that to the extent any provisions of this Agreement do not comply with such Section 409A the parties will make such changes as are mutually agreed upon in order to comply with Section 409A.”

17.                                 The parties hereto acknowledge, confirm and agree that, except as set forth above, the provisions of the Employment Agreement have been, are and shall remain in full force and effect and binding on the parties in accordance with their terms.

IN WITNESS WHEREOF, CVS Corporation has caused this instrument of amendment to be executed by its duly authorized officer, and the Executive has hereunto put his hand, this ___ day of _________, 2006.

CVS CORPORATION

By:
V. Michael Ferdinandi
Senior Vice President, Human Resources and
Corporate Communications

Douglas A. Sgarro